Exhibit 10.66

October 16, 2014

Forrest Norrod

[Personal Address]

Personal and Confidential

Dear Forrest:

At Advanced Micro Devices, Inc. (AMD), we believe that a great company is made up of great people. In that spirit, we are pleased to extend to you this offer of employment to join our innovative company. The details of this offer are outlined below:

The Position

Your AMD job title will be that of Senior Vice President & General Manager Enterprise, Embedded and Semi-Custom Business Group, reporting to Lisa Su.

Compensation

Base Salary: You will be paid an annual salary of $530,000. All payments are subject to deductions and withholdings required by law.

Sign-On Bonus: You will also receive a one-time gross sign-on bonus of $900,000 (subject to deductions and withholdings as required by law) to be paid within 30 days of your date of hire at AMD. Although you will receive this bonus within 30 days of your hire date, the bonus is only earned in its entirety when you have been employed at AMD for one year. If your AMD employment terminates prior to one year from hire date, you must repay to AMD 100% of the bonus, as stated in the terms and conditions of the enclosed Sign-on Bonus Agreement. You must sign and date the enclosed Sign-on Bonus Agreement, and return the original of the agreement along with the original of this executed offer and acceptance letter.

Long-Term Incentives: Subject to approval by the Compensation Committee of AMD’s Board of Directors (Compensation Committee), you will be granted the following:

•	An initial new hire grant in restricted stock units (RSU’s) with a target value equivalent to $1,000,000 vesting 50% annually in the following 2 years, assuming continuing active service with AMD through the vesting dates.

•	An annual grant valued at $2,000,000 as follows:

•	$500,000 in time-based RSUs vesting 33% annually in the following three years, assuming continuing active service with AMD through the vesting dates.

•	$1,000,000 in performance-based RSUs tied to performance metrics as approved by the Compensation Committee.

•	$500,000 in stock options, with the exercise price equal to the closing price of AMD common stock on the date of grant, vesting 33% on the first anniversary date and quarterly thereafter over the following two years.

Initials: FEN

The formula for determining the number of RSU’s & performance-based RSUs follows:

•	# of RSU’s = target value divided by the 30-day average closing price through and including the grant date.

Please note that this is a summary of your potential long-term incentives and you will be required to sign the award agreements that set forth the terms and conditions that govern your grants. The terms and conditions of any grant will be governed by AMD’s 2004 Equity Incentive Plan, as amended from time to time, and any award agreement thereunder. The RSU grants are an opportunity provided by AMD that is separate from and in addition to your regular compensation, with rights and obligations governed by the applicable equity plan documents.

Executive Incentive Plan: Subject to approval by the Compensation Committee, you will be eligible to participate in AMD Inc.’s Executive Incentive Plan (Bonus Plan), in accordance with the terms and conditions of the Bonus Plan document. Your initial target bonus opportunity will be 100% of your Base Salary, and this target will be prorated for 2014 based on your start date. All Bonus Plan payments are at the discretion of AMD management and may be adjusted based on job performance, business conditions and/or employment. All Bonus Plan payments are subject to deductions and withholdings required by law.

Your base salary will be subject to regular review based on your performance. AMD pays on a bi-weekly basis on Thursday, with the exception of the first paycheck for exempt employees who begin work in a pay week, who will be paid on the next regularly scheduled payday. Our compensation plans are subject to annual review and may be modified based on business need, in accordance with local law.

Benefits

AMD provides market-competitive benefits that provide financial protection to employees and their families, wellness resources to live a healthy lifestyle, and programs to encourage work/life balance. You will receive additional details about these benefits, including eligibility terms, in the near future.

These benefits include:

•	401(k) and Roth 401(k) Retirement Savings Plan with Company Match

•	Medical, Dental and Vision Plans

•	Healthcare and Dependent Care Reimbursement Accounts

•	Minimum of 20 days annual vacation

As an AMD executive, the following benefits are also offered:

Deferred Income Account Plan (DIA)

This plan allows you to defer a portion of your compensation on a pre-tax basis above the IRS-imposed limits on 401(k) plans.

Initials: FEN

Executive Salary Continuation and Disability Plans

AMD executives are eligible for 100% salary continuation for up to 90 days in the event you are unable to work due to an illness or injury. For longer term disability coverage, AMD automatically enrolls you in the Executive Disability Plan which pays 66 2/3% of your salary (up to $15,000/month).

Executive Life Insurance Plan

This company-paid benefit pays your beneficiary three times your annual salary (maximum coverage of $2 million, or $3 million with Evidence of Insurability) in the event of your death.

Executive Physical

AMD has arrangements with the Heart Hospital of Austin and the Palo Alto Medical Foundation to provide a comprehensive annual exam at no cost to you for executives at your level (Directors and above). Executives not located in Austin or California may schedule an appointment with either provider when traveling to these locations on company business.

Vacation

At the outset of your employment, you will be eligible for 20 days of vacation per calendar year, pro-rated during your first calendar year of employment. In addition, AMD offers its employees at least 10 paid holidays each year.

Background Check and Export License Requirement

This offer is contingent upon you successfully passing a background investigation to be performed by AMD’s Security Investigations Department. As lawfully permitted, this background investigation includes an investigation of criminal records, previous employment history and references, and educational background. Please protect your current employment until the background check processes are complete.

If applicable, this offer of employment is contingent on AMD successfully obtaining an export license for you in accordance with government regulations.

Proof of Employment Eligibility

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide AMD with documents to verify your identity and your legal right to work in the United States. You must present this document on your first day of employment.

AMD Agreement and Acknowledgements

This offer is contingent upon your signing and returning this offer letter, the AMD Agreement, and completing all new employee orientation requirements. You agree to observe and abide by AMD’s policies and rules including AMD’s Worldwide Standards of Business Conduct, as amended from time to time by AMD, as well as any other policies and rules issued in the future by AMD.

The working hours shall be in accordance with the standard working hours applicable to your department or section. You also agree that AMD may transfer your work place and work assignment, as necessary for the business needs.

Initials: FEN

Your employment with AMD is “at-will,” which means that you or AMD may terminate it at any time, with or without cause or notice, in accordance with local laws and regulations

If the terms of this offer are acceptable to you, please initial each page, sign your name below and return the original signed and dated document to me. This offer will remain open until October 22, 2014. If you have any questions, please feel free to contact me.

Sincerely,

Lisa Su

President & CEO

I am pleased to accept AMD’s offer of employment as outlined above and in the enclosed attachment(s):

Signature /s/ Forrest E. Norrod

Date 10/20/14

Start Date* 10/27/14

*If a start date has been agreed upon, please indicate that date above. If a date has not yet been determined, please contact your recruiter. Please note that all new AMD employees start on a Monday.

Initials: FEN